EXHIBIT 99.1

Contacts:	Dr. Maky Zanganeh Pharmacyclics, Inc. (408) 215-3605

PHARMACYCLICS ANNOUNCES DR. AHMED HAMDY AS NEW CHIEF MEDICAL OFFICER

SUNNYVALE, Calif., March 16, 2009 -- Pharmacyclics, Inc. (Nasdaq: PCYC) announced today the appointment of Dr. Ahmed Hamdy as its new Chief Medical Officer. Dr. Hamdy most recently served as Therapeutic Area Head at Elan Pharmaceuticals responsible for gastroenterology and autoimmune clinical development. Dr Hamdy's experience ranges across all clinical development phases (9 Phase I, 3 Phase II, 8 Phase III and 3 Phase IV trials). He has a track record of delivering a number of INDs and NDAs (5 INDs, 1 ANDA, 1 sNDA and 1 NDA).  In the past, Dr Hamdy was responsible for more than 37 clinical trials where he authored and oversaw the development of multiple clinical development plans, protocols and study reports in numerous therapeutic areas (oncology, urology, autoimmune, anemia, pain and cardiovascular).

Dr. Hamdy has also served as the General Medicine Therapeutic Area Head at PDL BioPharma from February 2006 to June 2008, where he was responsible for the clinical development activities for Cardene IV® premixed bag formulations, which was approved in 2008 and the development of Ularitide® for the treatment of congestive heart failure. From September 2004 to February 2006, Dr. Hamdy was a medical director at Johnson and Johnson/ALZA where he participated in NDA submissions for OROS Hydromorphone (Jurnista®) for moderate to severe pain approved in Europe 2006. From October 2000 to August 2004, Dr. Hamdy was a Senior Principal Scientist at Watson Pharmaceuticals where he participated in an ANDA for testosterone gel for the treatment of hypogonadism that was approved 2005. He also participated in multiple INDs in oncology and autoimmune diseases leading to successful phase I and phase II programs. Dr. Hamdy received his M.D. (M.B.B.Ch) from Cairo University, Egypt.

Said Dr. Glenn Rice, COO and President: "Dr. Hamdy has deep and broad industry experience and has shown time and time again that he can deliver high quality clinical studies in a timely manner and successfully represent these studies to the FDA. He is also a former Olympic crew team member for Egypt, a sport that demands exacting team work, precision, strength and endurance. These qualities have guided his professional career and are qualities that will serve him well in this leadership position at Pharmacyclics. We are pleased to have him on board to guide our extensive clinical portfolio of best in class and first in class cancer and autoimmune therapeutics."

About Pharmacyclics

Pharmacyclics® is committed to creating and developing novel pharmaceutical products that treat serious unmet medical needs in oncology and autoimmune diseases. Its deep and broad pipeline includes four innovative drug candidates that are currently under clinical development. The Company is headquartered in Silicon Valley (Sunnyvale) California and is listed on NASDAQ under the symbol PCYC. To learn more about how Pharmacyclics advances science to improve human healthcare visit us at http://www.pharmacyclics.com.

NOTE: Other than statements of historical fact, the statements made in this press release about enrollment and future plans for our clinical trials, progress of and reports of results from preclinical and clinical studies, clinical development plans and product development and corporate partnering activities are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. The words "project," "believe," "will," "may," "continue," "plan," "expect," "intend," "anticipate," variations of such words, and similar expressions also identify forward-looking statements, but their absence does not mean that the statement is not forward- looking. The forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements. Factors that could affect actual results include risks associated with unexpected delays in clinical trials and preclinical studies and the timing for making related regulatory filings; the fact that data from preclinical studies and Phase 1 or Phase 2 clinical trials may not necessarily be indicative of future clinical trial results; our ability to estimate accurately the amount of cash to be used to fund operations over the next 12 months, our ability to obtain future financing and fund the product development of our pipeline; the initiation, timing, design, enrollment and cost of clinical trials and preclinical studies; our ability to establish successful partnerships and collaborations with third parties; the regulatory approval process in the United States and other countries; and our future capital requirements. For further information about these risks and other factors that may affect the actual results achieved by Pharmacyclics, please see the company's reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its annual report on Form 10-K for the period ended June 30, 2008 and its subsequently filed quarterly reports on Form 10-Q. Forward-looking statements contained in this announcement are made as of this date, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

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